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                                                                     EXHIBIT 4.3



                         ASSIGNMENT OF LEASES AND RENTS

                                      FROM

                             NEW VALLEY CORPORATION
           (DOING BUSINESS IN NEW JERSEY AS NEW VALLEY REALTY COMPANY)

                                       TO

                      HSBC REALTY CREDIT CORPORATION (USA),
                             AS ADMINISTRATIVE AGENT


                            DATED: DECEMBER 13, 2002



            Street Address                100-150 College West Road
            Town of:                      Plainsboro
            County of:                    Middlesex
            State of:                     New Jersey
            Block:                        3
            Lots:                         1.61 and 1.62


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                               RECORD & RETURN TO:

                            Trans-County Title Agency, LLC
                            83 Morris Street
                            P.O. Box 675
                            New Brunswick, New Jersey 08903
                            Attn: Alan J. Finkel
                            Title No: TC-32594

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                         ASSIGNMENT OF LEASES AND RENTS

                  THIS ASSIGNMENT OF LEASES AND RENTS made this 13 th day of December 2002 by NEW VALLEY CORPORATION, a Delaware corporation (doing business in New Jersey as New Valley Realty Company) with offices at 100 S.E. Second Street, Miami, Florida 33131 ("Assignor") in favor of HSBC REALTY CREDIT CORPORATION (USA), a corporation organized under the laws of the State of Delaware with offices at 452 Fifth Avenue, 3rd Floor, New York, New York 10018, as Administrative Agent (in such capacity, "Assignee") for certain lenders ("Lenders") in connection with a loan agreement dated the date hereof among the Assignor, as borrower, each of the Lenders, and the Assignee, as Administrative Agent ("Loan Agreement"):

                  The Assignor is the fee owner of the real property described on Schedule A attached hereto and made a part hereof ("Premises") and is obligated to pay to the Assignee, for the PRO RATA benefit of the Lenders, indebtedness in the principal amount of FORTY MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($40,500,000.00), together with interest thereon, pursuant to the terms of the Loan Agreement as evidenced by the Notes (as such term is defined in the Loan Agreement), which is secured by, INTER ALIa, that certain Mortgage and Security Agreement dated the date hereof executed by the Assignor in favor of the Assignee, for the PRO RATA benefit of the Lenders (as the same may be modified or amended, "Mortgage"), together with any other amounts due from the Assignor to the Assignee pursuant to the Loan Agreement, Notes and/or Mortgage (collectively, with the principal and interest evidenced by the Notes, "Indebtedness").

                  Assignor does hereby assign to Assignee, for the PRO RATA benefit of the Lenders, any and all existing and future leases, including any and all extensions, renewals, and replacements thereof, upon all or any part of the Premises. As used herein, "lease" shall include subleases, licenses, tenancies and all other forms of demising of space in the Premises.

                  Together with any and all guaranties of tenants' performance under any leases.

                  Together with the immediate and continuing right, for the PRO RATA benefit of the Lenders, to collect and receive all of the rents, income, receipts, revenues, issues, and profits (hereinafter the "rents"), now due or which may become due or to which Assignor may now or shall hereafter become entitled or which it may demand or claim, including those rents coming due during any redemption period, arising or issuing from or out of the leases or from or out of the Premises or any part thereof, including but not limited to, minimum rents, additional rents, percentage rents, deficiency rents, and liquidated damages following default, and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Premises, together with any and all rights and claims of any kind that Assignor may have against any tenant under the leases or any subtenants or occupants of the Premises.

                  To have and to hold the same unto Assignee, its successors and assigns.



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                  This Assignment is intended to be and shall constitute an
unconditional, absolute and present assignment from Assignor to Assignee, for the PRO RATA benefit of the Lenders, of all of Assignor's right, title and interest in and to the leases and rents and not an assignment in the nature of a pledge of such leases and rents or the mere grant of a security interest therein. Provided, however, that so long as there shall exist no Event of Default under the Mortgage, Assignor shall have the right to collect the rents and monies assigned hereunder as they come due and to retain and use the same.

                  AND the Assignor covenants, agrees and represents as follows:

                  1. All existing leases submitted to Assignee are now valid and enforceable according to their terms as applied by New York courts, and have not, since their execution, been altered or amended in any manner other than as disclosed in writing by Assignor to Assignee and no rents thereunder have been collected more than one (1) month in advance of the time when such rent is due.

                  2. Assignor will duly perform, in all commercially reasonable respects, all of the duties and comply with all the material terms, covenants, conditions, provisions and agreements required of or made by Assignor according to the aforesaid leases and any renewal, extension or modification thereof or any subsequent lease or rental agreement affecting the Premises.

                  3. Intentionally omitted.

                  4. The Assignor has the right to the rents currently due or to become due under the existing leases, has not previously assigned such rents or any part thereof except to Assignee, has the right and authority to make this Assignment, has performed or will perform all necessary acts to authorize payment of the rents to Assignee and will execute and deliver to Assignee any and all other documents and perform all acts reasonably requested by Assignee in connection with such leases and this Assignment.

                  5. Assignee is hereby appointed attorney-in-fact of Assignor with full power and authority to act in the name of Assignor from and after any Event of Default under the Mortgage:

                  (a) to demand, recover and receive any and all rents and income of the Premises;

                  (b) to perform such acts as may be required of Assignor by all leases, any other tenancies of the Premises and this Assignment;

                  (c) to let or lease the Premises or any part thereof which is now or may become vacant for such periods as Assignee may deem proper;

                  (d) to maintain any and all actions or proceedings to recover rents or other income from the Premises or to remove tenants therefrom;




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                  (e) to pay all sums deemed necessary toward taxes,
assessments, utility charges, prior liens, insurance premiums or repairs affecting the Premises, and if the income of the Premises is not sufficient to cover such payments, together with sums then due on the Indebtedness secured hereby, Assignor will promptly reimburse Assignee to the extent thereof and such sums shall be secured hereby; but nothing herein shall in any way obligate Assignee to act in any manner on behalf of the Assignor or relieve Assignor from its duty to perform according to the provisions of the leases and this Assignment. The rights and powers granted to Assignee hereby shall be irrevocable so long as any part of the Indebtedness remains unpaid; and

                  (f) to apply the rents and income of the Premises in reduction of the Indebtedness in such manner and order as the Assignee may deem appropriate (subject to the terms of the Mortgage).

                  6. Nothing contained in this Assignment shall operate as or be deemed to be an extension of the time for payment of the Indebtedness or to in any way affect any of Assignee's rights, powers or remedies to enforce payment of the Indebtedness or any part thereof, no delay or omission by Assignee in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Assignee may remedy any default by Assignor hereunder or with respect to any Indebtedness in any manner without waiving the default remedied and without waiving any other prior or subsequent default by Assignor. All rights and remedies of Assignee hereunder are cumulative.

                  7. Assignor shall indemnify and hold Assignee and each Lender harmless from and against any and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities, including, but not limited to, reasonable attorneys' fees and out-of-pocket expenses arising out of or which Assignee may incur in any manner as a result of this Assignment.

                  8. The Loan Agreement and the Notes each provide that it is governed by, and construed and enforced in accordance with, the laws of the State of New York. This Assignment shall also be construed under and governed by the laws of the State of New York. Notwithstanding the parties' choice of New York law, however, the terms and provisions of this Assignment pertaining to the priority, enforcement or realization by the Assignee of its rights and remedies under this Assignment with respect to the Premises and leases shall be governed and construed and enforced in accordance with the internal law of the State of New Jersey without giving effect to the conflicts-of-law rules and principles of the State of New Jersey.

                  THE LIABILITY OF THE UNDERSIGNED HEREUNDER SHALL BE LIMITED AS PROVIDED IN SECTION 3.21 OF THE MORTGAGE.

                  This Assignment shall be binding upon the Assignor, its successors and assigns, and inure to the benefit of the Assignee, its successors and assigns.




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                  IN WITNESS WHEREOF, Assignor has duly executed this
Assignment, as of the date first above written.

                                    NEW VALLEY CORPORATION
                                    (doing business in New Jersey as New Valley
                                    Realty Company)


                                    By: /s/ BENNETT P. BORKO
                                        ----------------------------------------
                                         Bennett P. Borko
                                         Assistant Secretary





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